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EXHIBIT 3
JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to a joint filing on behalf of each of them of a Statement on Schedule 13D including any amendments thereto ("Schedule 13D"), with respect to the shares of common stock, par value $0.01 per share, of Southwestern Life Holdings, Inc. and further agree that this Agreement shall be included as an exhibit to the jointly filed Schedule 13D and any such amendments. It is understood that in connection with such Statement and all amendments thereto each such party shall be responsible only for information supplied by such party. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated:  May 7, 2001



SWISS RE LIFE & HEALTH AMERICA HOLDING COMPANY


By:   /s/ Jacques E. Dubois



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Chairman and CEO



SW HOLDINGS INC.


By:  /s/ W. Weldon Wilson

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Vice President and General Counsel



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